EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2006 relating to our audit of the consolidated financial statements as of December 31, 2005 and 2004 and for the years in the three-year period ended December 31, 2005, and our report dated March 6, 2006 on our audit of Management's Annual Report on Internal Control Over Financial Reporting and the Effectiveness of Internal Control Over Financial Reporting of Steven Madden, Ltd., which appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 14, 2006.


/s/ EISNER LLP

New York, New York
November 6, 2006